Exhibit 99.2
Capital Trust Q3’ 08 Earnings Call
October 29, 2008
Operator:
Hello and welcome to the Capital Trust third quarter 2008 results conference call. Before we begin, please be advised that the forward-looking statements expressed in today’s call are subject to certain risks and uncertainties including, but not limited to, the continued performance, new origination volume and the rate of repayment of the Company’s and its Funds’ loan and investment portfolios; the continued maturity and satisfaction of the Company’s portfolio assets; as well as other risks contained in the Company’s latest Form 10K and Form 10Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to John Klopp, CEO of Capital Trust.
John Klopp:
Good morning everyone. Thank you for joining us and for your continuing interest in Capital Trust.
Last night we reported our results for the third quarter and filed our 10-Q. In a truly remarkable period, when the foundations of our financial system and economy have at times seemed on the verge of collapse, CT held its own, and more. Like many other public companies, our stock has been hammered; trading to below $.20 of book value, a price that we simply don’t believe reflects the long term value of our assets and our platform. With earnings for the quarter of $.61 per share, precisely where we expected, it would be easy to blame the stock price on short sellers or forced liquidations or general market panic, but the truth is that our business faces real challenges. We know that we’re in a street fight, battling against declining property values, deleveraging financial institutions and a capital market that, at the moment, has virtually ceased functioning. As we have said before, in this environment our job is to manage our credits, maintain our financing and raise new capital to defend our book and profit from the crisis. And if you can tear your eyes away from the screen price, CT fought hard and won some rounds in Q3, making good progress on all 3 fronts. Let’s take them one at a time.
Credit: During the quarter, one new loan in the amount of $5 million was classified as non-performing when it failed to meet the conditions for a maturity extension. The underlying collateral is a multifamily apartment property located outside of Atlanta, 85% occupied with in place cash flow that produces an 8.5% debt yield to our last dollar of exposure. Although the loan has continued to pay interest, the sponsor has other issues and we chose to declare a default and begin exercising our remedies. We believe that the value of the collateral exceeds our debt and that ultimately we will achieve a full collection. At 9/30, including this asset, our $2 billion loan portfolio contains 3 non performing assets with an aggregate book value net of reserves of $17 million. Going forward, we expect that we will have more issues like the Georgia apartment loan and that, sooner or later, we will incur losses. Predicting when and where they will occur is very difficult because, while we know that values are down and financing is challenged, the faltering economy has just begun to bite into property cash flows. The first sector to feel the impact will be hotels, where reduced corporate and individual demand translates quickly to the bottom line. We simply don’t know how deep and long a recession we’re in for, but the answer will determine the final outcome on many of our loans. The good news is that the vast majority of CT’s loans (including our hotel assets) are backed by high quality, income producing properties, are held by strong sponsors, and do not face final maturities until 2011 and 2012. What I do know is that we are aggressively working every asset in our portfolio every day and that we will take any losses as soon as they are identified.
Financing: We have now completed the successful rollover of all of our repo financing and all of our 2008 debt maturities, including an extension of our J.P. Morgan facilities for 2 years. As predicted, the lenders have taken their pound of flesh, but the reductions in advance rates and increases in pricing were all within the range that we anticipated. Geoff will run you through the details on J.P. in a moment, but the bottom line is that our lenders have continued to stick with us, even as they fight their own battles. Going forward, CT will remain in defensive mode, shepherding our liquidity to deal with potential volatility on both sides of the balance sheet.
New Capital: CT currently has almost $1 billion of undeployed equity capital in our investment management business, which allows us to go on the offensive when market conditions are right. For obvious reasons, we have not been rushing to put this money out, instead picking our spots and finding credits that can withstand another leg down. We believe that this credit crisis will trigger a massive transfer of financial assets, often at fire sale prices, and will create a lasting opportunity to make new loans at very high risk-adjusted returns. Our job is to best position CT to exploit the full range of these opportunities on behalf of our partners and shareholders.

We expect that the world will stay ugly for a while and know that many challenges still lie ahead. But this fight is not over yet. Don’t count CT out.
Geoffrey Jervis:
Thank you John and good morning everyone. I will begin with the balance sheet.
Total assets at quarter end were $3.1 billion, down $71 million from June 30th as our loan and CMBS portfolios experienced slight net repayments.
We originated $200 million of investments in the quarter, although all of our activity in Q3 was dedicated to our investment management vehicles — and I will discuss the investment management business separately in a moment.
Our CMBS and loan portfolios, account for $2.9 billion or 95% of our balance sheet assets, 28% in CMBS and 67% in loans. At quarter end, the book balance of the CMBS portfolio was $851 million with 77 securities in 55 separate issues. All of our securities were performing as expected at quarter end, and from a rating agency standpoint, the portfolio experienced five upgrades and no downgrades. Our $2 billion loan portfolio consists of 80 loans, 3 of which were non-performing at quarter end. Two of the three were non-performing at the end of Q2, and one additional loan, a $5 million B Note secured by a multifamily project in Georgia did not meet extension criteria. We have not recorded a reserve against this asset as we expect a full recovery. Our NPLs account for 2.3% of our interest earning assets and excluding Macklowe, which is fully reserved for, our NPLs are 0.6% of interest earning assets. I would encourage investors to review both the Loan Note and the maturity chart in Item 3 of our 10Q for more information on the portfolio.

Moving down to equity investments, during the quarter we funded the initial equity draw of our $25 million co-investment in CT Opportunity Partners I, LP, investing just under 15% of our commitment or $3.5 million.
On the right side of the balance sheet, CDO I, one of our reinvesting CDOs, reached the end of its investment period and has converted to a static pool, sequential pay vehicle. At quarter end, total cash in our remaining reinvesting CDO, CDO II, was $18 million. During the quarter, S&P affirmed ratings on four classes of liabilities issued by CDO IV and downgraded four classes, while affirming the remaining ratings, on CDO III. These ratings actions do not have any direct impact on the Company. In total, our CDO liabilities were $1.2 billion, representing almost 55% of our interest bearing liabilities.
Since June 30th, we extended the maturity of 3 of our repurchase agreements, our $250 million facility with Citigroup, our $300 million facility with Morgan Stanley and our $355 million facility with J.P. Morgan. All of our facilities were rolled within our expectations on advance rates and pricing and, with the exception of J.P. Morgan, were extended for a full year. J.P. Morgan was extended for two years and, in conjunction with the longer term extension, we agreed to pay down the facility by $30 million, creating a margin call corridor or cushion in the event of future declines in market value.

Turning to interest rates, as always, we remain committed to maintaining a matched asset/liability mix. At the end of the quarter, we had approximately $542 million of net positive floating rate exposure on a notional basis. Consequently, a change in LIBOR of 100 basis points would impact annual net income by approximately $5.4 million. Our floating rate assets and liabilities are almost all matched to 1 month LIBOR and, while there was no impact to Q3, recently elevated LIBOR levels may impact Q4.
Our liquidity position remained strong at quarter end, with $175 million of total liquidity comprised of $133 million of cash and $42 million of immediately available liquidity from repurchase obligations. Today, liquidity stands at $125 million, reflecting our repayment to J.P. Morgan last week, with $70 million of cash on hand. These numbers do not reflect the margin deficit cushion now imbedded in the J.P. Morgan or any of our other facilities. Going forward, there will be additional margin calls on our repo financed assets and we have liquidity to meet them.
On the investment management front, at quarter end, our investment management subsidiary, CTIMCO, managed 6 third party vehicles with total assets under management of $1.6 billion. CTIMCO originated $200 million of new investments during the third quarter for three of its mandates, primarily investing in discounted dealer inventory and super senior AAA CMBS. Currently, CTIMCO manages 2 funds that are in their investment periods, CT Opportunity Partners I (a $540 million opportunity fund that held its final capital closing in July) and CT High Grade Partners II (a $667 million fund formed to invest in low risk commercial real estate debt on an unleveraged basis). On a combined basis, CTIMCO has $1 billion of undeployed equity capital to take advantage of opportunities in the market.
Turning to the income statement, we reported net income of $13.7 million or $.61 per share on a diluted basis for the third quarter of 2008.

Highlights of the income statement include base management fees from our investment management business of $3.5 million for the quarter and $10 million for the 9 month period — increases compared to the year ago periods of over 200% and over 300%, respectively.
Other items of note were G&A, that declined by $1.2 million or over 16% from the second quarter of 2008, AND income from our equity investments, which was a non cash loss of $625,000 for the period due primarily to our equity method pick up of the mark to market activity at the new opportunity fund.
That wraps it up for the financials, and at this point, I’ll turn it back to John.
John Klopp:
Thanks Geoff. Someone told me that we may have cut out our audio there for a while — if there’s anything that you didn’t hear we can certainly address it during the Q&A. Megan, could you open it up for questions?
Operator:
Yes, at this time if you would like to ask a question please press “*” and “1” on your touchtone phone. You may withdraw your question at any time by pressing the pound key. Once again that is “*” and “1” on your touchtone phone and we’ll take our first question from the site of David Fick at Stifel Nicolaus. Your line is now open.

David Fick:
Good morning gentlemen. Can you just review for us the asset maturities in ‘08 and ‘09 as well as where you stand with the interest reserves on those deals?
John Klopp:
Sure. Steve, do you want to try and start on that one?
Stephen Plavin:
Yes. We have relatively few final maturities in ‘08 and ‘09 and they are in a schedule that’s attached to the Form 10-Q page 48.
David Fick:
And what about the interest reserves on those? What I’m getting at is, what kind of cushion do you have on the extension rights — and to the extent that you have to negotiate extensions on those deals?
Stephen Plavin:
Well, the ability to extend those deals is very situation specific. In some cases, we’re the only lender and we have greater latitude. In some cases, we are just a layer of a multi-tiered capital structure, and there we have a seat at the table, but we don’t necessarily control. The ‘08 maturities we have remaining are in very good shape. The cash flow is positive, they don’t need interest reserves. In ‘09, we also have relatively few final maturities; the number is very small on the order of $50 million.

David Fick:
Okay.
Stephen Plavin:
And, there’s a variety of deals, some have interest reserves, some don’t need them. In some cases, we have great control, in some cases we don’t, but I think the maturity profile of our portfolio in general is very good. Most of the maturities are out to ‘11 and ‘12 and have adequate reserves to get to the end, particularly in the current environment of declining LIBOR.
David Fick:
Okay, great. Geoff congratulations on the financings; it’s really great news. I’m just wondering, can you detail for us margin calls that you have received to-date as well as what you anticipate going forward, you are going to have to deal with. I know you have liquidity at this point, but just get people up to speed with what you have dealt with so far.
Geoffrey Jervis:
Sure. I’ll start with going forward: we certainly do expect margin calls going forward, but I think the general assessment here is that from a spread mark standpoint we are reaching what must be the end. I think that the yields that are implied on marks to market on our assets with our lenders can’t really deteriorate much more. As far as marks that we incurred over the last 90 days, the marks to market were right around $50 million and we met all those obviously with cash and liquidity on hand.

David Fick:
Okay, can you detail your current repo exposure, breaking down CMBS versus loans?
Geoffrey Jervis:
Almost all of our repos exposure is on short term floating rate loans.
John Klopp:
And, again the flip side of that, David, is that virtually all of our long term assets including virtually all of our CMBS have been financed on a matched basis with term financing in the form of CDOs; it’s over 90%. So what we have on the line — on the repo-financing — are almost entirely medium term floating rate loans which obviously, on a relative basis, have less volatility or less sensitivity to spread marks.
David Fick:
Okay and then the J.P. Morgan facility. Can you just give us a little more detail on the terms there?

Geoffrey Jervis:
The advance rates and pricing: I think we said that we anticipated a decline there of around 5% and that’s what we have. Right now, we are right around 79% to 80% in terms of advance rate. And from a pricing standpoint I think we said that we expected pricing to change between 25 and 75 basis points and it ended up being about 65 basis points to a cost of LIBOR plus 149 basis points.
David Fick:
And I’m sure this is there, but the total size now?
Geoffrey Jervis:
$355 million, although we have the ability to fund unfunded commitments which are single digit millions to increase that. But, the element that we keep touching on in this facility is that while we’ve got two years and we paid it down by $30 million in order to get the two years, a good portion of that $30 million is available to us to meet future margin deficits. So it is a component of liquidity that we are not picking up in the numbers that we stated in the script.
David Fick:
Okay and then two more quick things. Your 1998 CMBS is still a pretty good number. I presume that’s mostly ten year stuff, aren’t we getting to the end of that, shouldn’t that be zero soon?

Geoffrey Jervis:
They should, yes.
David Fick:
So what do you expect to happen there?
Geoffrey Jervis:
I think it’s 11 to 12 years. So surely it would be over the next few years and those will go away; remember these are mostly subordinate positions. So, we are at the back of the bus with respect to repayments. We expect to get full repayments on all of those securities.
David Fick:
Okay and then my last question relates to the dividend and specifically tax treatment for the Macklowe reserve, that was an open item for you in terms of what would happen there and what it would mean for a potential dividend pay-out.
Geoffrey Jervis:
Yes and before I turn it over to John to answer the dividend question I would say on the Macklowe reserve: that remains an open item as to what the tax impact will be.

John Klopp:
Well, the Macklowe situation remains an open item and therefore the tax treatment thereof remains open. But, we will see where that shakes out, whether it becomes something that can’t get resolved in ‘08 and slips into ‘09. It just is unclear at this point, David. As it relates to the dividend I think our policy at this point remains the same. We are going to certainly look at our tax situation, with respect to the Macklowe loss, but our intention is to continue at this point, to pay out what we think is our run-rate net income. We will continue to reassess that as we always have based on conditions as they evolve. But, there is really no change in terms of where we are at this point in time. If the situation in the world gets remarkably worse yet again, I guess it’s fair to say, all bets are off, and we will just communicate with people as we go forward.
David Fick:
Okay, great. We know you are fighting alligators, but you are certainly doing a good job to get to this point, thanks guys.
John Klopp:
Thank you.
Operator:
And our next question comes from the site of Don Fandetti of Citigroup. Your line is now open.

Don Fandetti:
Hi, good morning. Geoff, I was wondering if you can comment little bit about the risk of CDO triggers. Do you feel pretty comfortable there and, could you give us more color?
Geoffrey Jervis:
Sure, we have four balance sheet CDOs, CDOs I, II, III and IV. Two of the CDOs, CDOs III and IV do not have OC or IC triggers, so there’s no risk of any cash flow redirection on those. The other two, CDO I and II, do have IC and OC tests and we clear those. We continue to clear those with the same margin we have in the past and do not anticipate — assuming collateral performance - any issues.
Don Fandetti:
Okay, John more broadly speaking you had talked about a massive transfer of assets, would you care to elaborate on that in terms of the timing and who will be the sellers and who will be the buyers?
John Klopp:
Well, I mean we are in the midst of a galactic de-leveraging of the entire system and I think the result of that will be that many, many assets including commercial real estate assets will end up being owned by somebody other than who owns them right now. Exactly when that happens and exactly how much of it passes through potentially government hands and then out — I don’t know, I honestly don’t know. But I do believe very firmly that this a shift that will be of epic proportions. I think it will happen in a very inefficient way in many cases. On the flip side, I also think that there’s going to be an extended period of time here where capital is very dear and the result of that will be, there’s going to be an ability — an opportunity — for a durable period of time to make loans on a very attractive risk adjusted basis. And, I think that those who have the network, the skill set, the expertise and the capital stand to make some serious money in the next couple of years. Beyond that in terms of specificity, I don’t know. You just need to be ready.
Don Fandetti:
Okay, thanks. That’s it. Thank you.
Operator:
And our next question comes from the site of Richard Shane of Jefferies. Your line is now open.
Richard Shane:
Guys, thanks for taking my question. Most of them have been asked and answered. Just want to confirm two things. Geoff, when you talked about the cash flows off the CDOs and the triggers, with the ratings downgrades on CDO III, given the way that you describe that, is cash still flowing to CT?

Geoffrey Jervis:
Yes, the downgrades have no impact to our cash flow; really they are the result of a change in methodology at S&P in the way they look at CMBS re-securitization. Our credit view and our cash flow on that CDO have not changed at all. As a matter of fact I would say CDOIII is probably the highest quality credit CDO that we have.
John Klopp:
Right, those are liabilities that we’ve issued. So the fact that the liabilities get downgraded or upgraded has nothing to do with our position.
Richard Shane:
Okay, it’s only if the underlying securities are subject to downgrades that could cause cash flow shut off to you at the bottom of the stack.
John Klopp:
Except that it does not, because they do not have those kinds of triggers.
Richard Shane:
Okay, great. Second question and I just want to get clarification on the J.P. Morgan line. You say in the 10Q that as of September 30th, there was $42 million available to borrow under the J.P. Morgan line; I’m assuming that it does not factor in the modifications that were part of the renegotiation. You then go onto say, in talking about the modifications, that the line was effectively reduced by $30 million in order to provide cushion for future margin calls. So should we look at that, as there’s $30 million of cushion related to margin calls and effectively $12 million available to borrow if you want to go out and acquire new assets.

Geoffrey Jervis:
The $42 million you are referring to is across all of our repos. With J.P. Morgan, specifically the $30 million repayment, you are right: we can categorize it as, we have the ability with that $30 million to meet margin calls specific to the J.P. Morgan assets, but we don’t have the ability to draw that $30 million into cash to meet other obligations of the company. With respect to what the availability was at J.P. Morgan at quarter end, it’s really apples to oranges, there was some, but it wasn’t a material component of the $42 million of available liquidity. That was mostly with other lenders.
Richard Shane:
Got it. Okay guys, thank you very much.
John Klopp:
Thank you.
Operator:
And our next question comes from the site of Bose George of KBW, your line is now open.

Jade Rahmani:
Yes, hello this is Jade Rahmani on for Bose George. I wanted to ask what level of unlevered returns on capital you are currently seeing and if you plan on investing primarily through the asset management vehicles going forward.
Stephen Plavin:
The unlevered returns that we are seeing, that are available, are very high. The vehicles that we have that are investing are our opportunity fund and our High Grade II vehicle. We’re most active right now in High Grade, really with a focus in the CMBS space. At the super senior level - AAA CMBS, we are seeing spreads in the 500’s over swaps and we view that as an attractive level and that is the area we are spending a lot of focus on now. Other areas of the market available now are primarily in distressed debt — in some cases distressed holders, other cases distressed properties and sometimes both. We are looking at those opportunities also very carefully. Those returns are in the mid to high teens today, but in a declining market we are being very cautious about jumping in.
Jade Rahmani:
Okay. On the repos facilities, was $42 million the total amount of unused capacity that is currently available?
Geoffrey Jervis:
At quarter end, yes.

Jade Rahmani:
I know the margin call question was asked, but can you comment on any margin calls since quarter end?
Geoffrey Jervis:
We have had margin calls since quarter end and we have met them. I commented on what our liquidity was today — $125 million, not including any of the cushion or corridor created up by the J.P. Morgan facility pay down, or at any of our other facilities.
Jade Rahmani:
Okay. Lastly, aside from interest rate sensitivity to changes in LIBOR, is there anything in this quarter’s results that you would point out as non-recurring normal income?
Geoffrey Jervis
I would say that really the equity investment line loss of $625,000 is a result of nuances in the way that we pick up our co-invest in the opportunity fund which is a fair value vehicle. I would say it is the only item that is non-recurring. We were just commenting on it internally the other day that it’s a very clean quarter with respect to interest income and interest expense.
Jade Rahmani:
Great. Thanks very much.

Operator:
And our next question comes from the site of Omotayo Okusanya, of UBS, your line is now open.
Omotayo Okusanya:
Good morning gentlemen. Congratulations on a great quarter. Just a couple of follow-up questions. Geoff, in regards to the WestLB loan that is coming due in March 2009, have you guys started to have conversations with them? What is the general sense about the ability to renew that - will you get an extension?
Geoffrey Jervis:
The answer is yes, we have started to have conversations and I think that we will continue to have conversations. Our expectation is that we will have success in rolling all or a significant portion of that line. Again, it is not due until March of 2009, but we’ve been having conversations with these guys over the last few months.
Omotayo Okusanya:
Okay, do you have any sense for how much the financing cost on that line could go up?

Geoffrey Jervis:
We really have not gotten into that level of the conversation, but my expectation is that the unsecured market for commercial mortgage REITs is no longer 175 over LIBOR.
Omotayo Okusanya:
Got it. Well said. Second question — the margin calls you’ve got so far, could you give us a sense of what it implies in regards to the mark to market on your collateral behind those lines. Are you getting marks now of $.80 on a dollar, $.50 on a dollar or $.90 on a dollar?
Stephen Plavin:
Yes, the marks are all over the map, so it is hard to generalize where we’ve been spread marked. I would say that those marks have migrated through the 90’s to the high 80’s. Those are marks that really are just adjusting for spreads on the assets when they were originated versus...
Omotayo Okusanya:
Where they are now?
Stephen Plavin:
Perceptions of current spread.

Omotayo Okusanya:
Got it. And then the last question — I know we talked about CDO triggers earlier on, but what would you basically need to see from a credit perspective in order for the triggers on CDO I and CDO II to become an issue?
Geoffrey Jervis:
Roughly speaking, 10% of the portfolio would have to have performance issues in order for us to start to breach the threshold.
Omotayo Okusanya:
But that has to go NPL, is that what you’re saying?
Geoffrey Jervis:
No, an actual loss.
Omotayo Okusanya:
Oh it actually has to be a loss, not just an NPL issue.
Geoffrey Jervis:
Yes.
Omotayo Okusanya:
Okay, great. Thanks again and congratulations on the quarter.

Operator:
And our next question comes from the site of Cliff Sosin of UBS. Your line is now open.
Clifford Sosin:
Hi guys and thank you for taking my call. I’m going to spend a couple of questions focusing on liquidity — you said you have a $125 million of liquidity today, I think you mentioned it was $75 million of cash, and the rest was availability on your line. I was hoping you could walk me forward as you look at liquidity. Obviously you have your unsecured loan maturing which is about $100 million and in addition, you have unfunded commitments — some portion of which you may have to fund. Also, there is the potential for more margin calls. I was hoping you could tell me how you are thinking of managing liquidity over the next 12 months or so.
Geoffrey Jervis:
Well, the number is $70 million of cash right now and the balance is restricted cash and availability. We believe that is sufficient to meet margin calls and whatever obligations we will have on the other liabilities including the unsecured. When combined with a very modest expectation for some immediate term repayments that we know are in the works right now.

Clifford Sosin:
And how much do you expect to fund of your unfunded commitments?
Geoffrey Jervis:
Our expectation is that over the life of loans that we will fund a significant portion of them, but those are all financed. Without exception, they are all financed and almost all of them are good news fundings, coming with leasing activity at the properties.
Clifford Sosin:
In the past, I think you had almost a $150 million of unfunded commitments. Now I hear of larger haircuts — the cash used as you fund those goes up. Do you have any sense of over the next 12 months or so, how much that cash used is?
John Klopp:
Let’s start with the starting point because $150 is not the right starting point.
Stephen Plavin:
It’s $75 as of quarter end.
Clifford Sosin:
Okay.

Stephen Plavin:
As Geoff mentioned the majority of that is only funded to the extent there is additional leasing at properties that secure our loan. There are some ordinary course construction loan draws, but that’s coming to an end. About 10% or more of that total are unfunded commitments that we will never fund. And as Geoff mentioned, all these are incorporated assets that are financed by lenders and we are getting our advance rates on these on a go forward basis.
Geoffrey Jervis:
Our net funding obligation of the financing is below $20 million.
Clifford Sosin:
Yeah that sounds okay. All right, well, thank you. Oh, one other question on your repo line. It’s good time to be a lender if you have a capital. I am just trying to understand — J.P. Morgan clearly could use the money that it lent to you to go buy levered loans and earn, 15% to 20% unlevered. From your dealings with the lenders, why would they leave a loan outstanding at LIBOR plus 150 basis points when there seem to be such better opportunities to invest those funds elsewhere?
Geoffrey Jervis:
I think that the answer is that these are long term relationships. I think that a lot of the product financed on these lines was originated in conjunction with our lending partners, and the big benefit of our platform is that we continue to be huge a counterparty for all of our lenders, both in the high grade fund and the opportunity fund in terms of buying product and continuing to be a source of liquidity for them. So I think it’s a relationship trade to some degree and if you look at J.P. Morgan’s cost of funds I will guarantee you will see that it’s below LIBOR plus 149. While it may not be the highest yield investment they have, looking at it just on a standalone basis it certainly is not a money loser.
Clifford Sosin:
Actually, I think I’ve seen CDS quotes for J.P. Morgan at LIBOR plus 115 this morning, but I hear your point. All right, well thank you very much and congratulations on a really good quarter.
Geoffrey Jervis:
Thank you.
Operator:
Once again if you would like to ask a question please press “*” and “1” on your touchtone phone. We will take our next question from Adam Burger of Cougar Trading, your line is now open.
Adam Burger:
Hi fellows. Just curious — not on the J.P. Morgan, but on the Citibank and the Morgan, can you just tell me what the terms are on those new repos?

Geoffrey Jervis:
Both were extended for one year, both were executed during the quarter.
Adam Burger:
Yes. Right.
Geoffrey Jervis:
Ranges on advance rates of 65% to 85% and pricing from 100 to 250 over.
Operator:
And it looks like that we have no further questions at this time.
John Klopp:
Once again thank you all for your interest. Stay tuned, we will be back to you soon. Thank you.
Operator:
Thank you. This concludes today’s conference.